EXHIBIT 99.1

AVID ANNOUNCES RECEIPT OF ANTICIPATED NASDAQ LETTER
Burlington, MA, March 21, 2013 - Avid Technology, Inc. (NASDAQ:AVID), announced today that, due to the previously disclosed delay in the filing of its annual report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”), the Company has, as expected, received on March 19, 2013 a notification letter from staff of the NASDAQ Listing Qualifications Department (the “Staff”). The notification states that the Company is no longer in compliance with NASDAQ Marketplace Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission (SEC). The NASDAQ letter was issued in accordance with standard NASDAQ procedure, which provides that failure to timely file the Company's Form 10-K could serve as a basis for the delisting of the Company's stock from the NASDAQ Global Select Market. The Company intends to submit to the Staff a plan as to how it plans to regain compliance with NASDAQ's continued listing requirements. The NASDAQ notice specifies that this plan has to be submitted by May 20, 2013. If the Staff accepts the Company's plan, the Company expects to have up to 180 calendar days from the initial due date for the Form 10-K, or until September 16, 2013, to regain compliance. If the Staff does not accept Avid's plan, Avid will have the opportunity to appeal that decision to a NASDAQ Hearings Panel. The NASDAQ notice has no immediate effect on the listing of Avid's common stock on the NASDAQ Global Select Market.
On March 19, 2013, the Company filed a Form 12b-25 with the SEC stating that it was unable to file the Form 10-K with the SEC on or before March 18, 2013, the prescribed due date, because it is continuing to evaluate the accounting treatment related to bug fixes, upgrades and enhancements in certain of the Company's customer arrangements (collectively, “Software Updates”). The primary focus of the Company's evaluation to date has been to determine whether certain Software Updates previously thought to be only bug fixes met the definition of post-contract customer support under U.S. Generally Accepted Accounting Principles. The Company is working diligently to complete the review and continues to focus its efforts on completing the Form 10-K filing as soon as possible.
During this evaluation, the Company plans to continue to invest in its product innovation and execute on its growth strategy. The company has no debt and ample cash to support it in these efforts and believes it is well positioned to support its customers' ongoing success.
Cautionary Note regarding Forward-Looking Statements
Statements made in this release that express Avid's or its management's intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements relating to Avid's plans for regaining and submitting a plan of compliance with NASDAQ's continued listing requirements within the prescribed period; whether or not NASDAQ will accept the plan of compliance; the extension time, if any, granted by NASDAQ for the filing of the Form 10-K; the ongoing evaluation of Avid's current and historical accounting treatment and the scope, outcome and timing of such evaluation; the impact on its financial results for 2012 and any prior periods; the anticipated filing date of Avid's Form 10-K; the company's ability to execute on its growth strategy and product innovation and its cash position and liquidity. These forward-looking statements are based on current expectations as of the date of this filing and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the Company's ability to regain compliance with NASDAQ's continued listing requirements; whether NASDAQ will accept the Company's plan of compliance and grant an extension; the impact of the delay in Avid's completion of its financial statements and the filing of its Annual Report on Form 10-K; the impact of the ongoing evaluation of accounting treatment on financial results for 2012 and prior periods; the material weakness in Avid's internal control; recent changes in Avid's leadership team; Avid's ability to execute its strategic plan and meet customer needs; its ability to produce innovative products in response to changing market demand, particularly in the media industry; risks related to litigation; competitive factors; history of losses; fluctuations in its revenue, based on, among other things, Avid's performance in particular geographies or markets, fluctuations in foreign currency exchange rates, and seasonal factors; adverse changes in economic conditions; and Avid's liquidity.

EXHIBIT 99.1

Moreover, the business may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. Other factors that could adversely affect Avid's business and prospects are described in the filings made by the Company with the SEC.
Avid expressly disclaims any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
About Avid
Avid creates the digital audio and video technology used to make the most listened to, most watched and most loved media in the world - from the most prestigious and award-winning feature films, music recordings, television shows, to live concert tours and news broadcasts. Some of Avid's most influential and pioneering solutions include Media Composer®, Pro Tools®, Interplay®, ISIS®, VENUE, Sibelius®, and System 5. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Twitter, YouTube, LinkedIn, Google+; or subscribe to Avid Buzz.
© 2013 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Media Composer, Pro Tools, Interplay, ISIS, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products.  All other trademarks are the property of their respective owners.

 Media Contact
Lisa Kilborn
Avid
978.640.3230
lisa.kilborn@avid.com

Investor Contact
Tom Fitzsimmons
Avid
978.640.3346
tom.fitzsimmons@avid.com